Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of April 13, 2016 (the “Effective Date”) by and between Novan, Inc., a Delaware corporation with its principal place of business in Durham County, North Carolina (the “Company”), and Brian Johnson, a citizen and resident of Tarrant County, Texas (“Employee”).

WITNESSETH:

WHEREAS, Employee commenced employment with the Company on September 16, 2015 (the “Commencement Date”);

WHEREAS, that certain Offer Letter, dated August 18, 2015 by and between Employee and the Company, (the “Offer Letter”), set forth the terms and conditions of Employee’s employment with the Company;

WHEREAS, the Company wishes to continue to employ Employee, and Employee desires to accept such continued employment with the Company, on the terms described herein; and

WHEREAS, effective as of the Effective Date, the parties desire to enter into this Agreement which shall supersede the Offer Letter in its entirety.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the employment of Employee by the Company and the compensation received by Employee from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1. EMPLOYMENT. The Company hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment. Employee shall serve as the Company’s Chief Commercial Officer upon the terms and conditions hereinafter set forth. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary thereof, unless earlier terminated as provided in Section 4. This Agreement shall automatically be extended for successive one-year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

2. DUTIES; EXCLUSIVE SERVICE; RELOCATION.

(a) During the Term, Employee shall faithfully discharge his responsibilities and perform all duties prescribed to him by the Chief Executive Officer (the “CEO”) of the Company, as well as any duties as are set forth in the Bylaws of the Company related to Employee’s position. In addition, Employee expressly agrees that his services include but are not limited to attendance at scheduled meetings of the Company’s Board of Directors (the “Board”), if and as requested by the CEO or the Board, and all other normal duties associated with the responsibilities of a Chief Commercial Officer. Employee agrees to comply with all Company policies, standards and regulations now existing or hereafter promulgated. Employee further agrees to devote all of his working time and attention to the performance of his duties and responsibilities on behalf of the Company and in furtherance of its best interests. Employee agrees to immediately resign from the board of any company that engages in any business that competes with or represents a conflict with the business of the Company as determined in the sole discretion of the Board.

(b) Employee agrees to relocate to North Carolina within a reasonable commuting distance to the Company’s facility in Research Triangle Park (“RTP”) on or before September 16, 2016 (the “Relocation Date”). Prior to the Relocation Date, Employee may work remotely; provided however, Employee shall devote a minimum of ten (10) days per month working in the Company’s RTP facility with the Novan team and/or representing the Company by attending conferences, and meeting with vendors, bankers, investors, customers and other Company employees (with necessary travel time included within the ten (10) day requirement).

3. COMPENSATION. Employee’s compensation shall be paid as follows:

(a) Base Salary. During the Term, Employee shall receive as compensation a base salary at an annual rate of Three Hundred Twenty-Six Thousand Four Hundred Dollars ($326,400.00) (the “Base Salary”), less any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee. The Base Salary shall be payable semi-monthly in accordance with the Company’s regular payroll practices and procedures. Employee’s Base Salary shall be subject to annual review by the CEO. All full-time employees may be eligible for additional compensation based on performance and may receive additional stock option grants as approved by the Board in its sole discretion.

(b) IPO Bonus. Employee will receive a one time, lump sum cash bonus in the amount of Fifty Thousand Dollars ($50,000.00) for assisting with the preparation of an S-1 filing with the SEC and the subsequent initial public offering (the “IPO”) of the Company’s dermatology/skin health business, payable, less any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee, within thirty (30) days of the closing of the IPO.

(c) Annual Bonus. For calendar year 2016 and each subsequent calendar year that ends during the Term, Employee will be eligible to receive an annual performance-based cash bonus, upon achievement of the annual bonus objectives established by the President/CEO and/or Board of Directors or Compensation Committee thereof (the “Annual Bonus”), pursuant to the Company’s Executive Annual Incentive Plan or another bonus plan established by the Company, with a target Annual Bonus equal to thirty-five percent (35%) of the Base Salary for achievement of 100% of the performance objectives. Employee’s success in achieving the objectives and the amount of the Annual Bonus will be determined by the President, CEO and/or Board in their reasonable discretion. Upon the recommendation of the President and/or CEO, Employee’s annual Bonus may exceed thirty-five percent (35%) of the Base Salary.

(d) Paid Leave. Employee shall be entitled to one hundred ninety two (192) hours of paid time off (“PTO”) each calendar year during the Term, to be used accrued and capped in accordance with the Company’s then-existing policies at an accrual rate of eight (8) hours per pay period. Notwithstanding the Company’s PTO policies providing otherwise, upon termination of Employee’s employment other than for “Cause” (as hereinafter defined), Employee will receive pay for all PTO accrued and unused as of the termination date.

(e) Benefits. During the Term, Employee shall be entitled to participate in employee benefit plans, programs and arrangements of the Company as are provided generally from time to time to all other similarly situated employees of the Company. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company without Employee’s consent.

(f) Business Expenses. During the Term, the Company will reimburse all reasonable expenses incurred by Employee in the performance of his duties to the Company, provided Employee complies with the Company’s policies and procedures for reimbursement or advance of business expenses established by the Company. Employee further agrees to seek the Company’s prior approval for any expenses in excess of One Thousand Dollars ($1,000.00).

(g) Relocation Allowance. Provided that Employee relocates to the RTP area by the Relocation Date, the Company will provide a relocation allowance to cover the moving and relocation expenses of Employee and his family up to Thirty-Five Thousand Dollars ($35,000.00) (the “Relocation Allowance”), payable within thirty (30) business days following submission of each request for reimbursement with supporting documentation. Employee will be responsible for the payment of any taxes incurred in connection with his receipt of the Relocation Allowance. In the event Employee terminates employment with the Company within the first twelve (12) months after the Commencement Date, other than for Good Reason (as defined below), or other than as a result of Employee’s death or disability, Employee shall be obligated to repay such portion of the Relocation Allowance previously reimbursed by Company to Employee. If repayment of the Relocation Allowance becomes due to the Company, Employee agrees to repay the full amount due by personal check or by payroll deduction upon the effective date of Employee’s termination of his employment with the Company. Employee further agrees that the Company may deduct all or a portion of this amount from any wages or other monies or other benefits then due to Employee, including wages, vacation pay, bonuses and similar payments, to the fullest extent permitted by applicable law. Employee further agrees to execute any deduction authorization that may be required by law in order for the Company to make such payroll deduction, if applicable.

(h) Travel and Temporary Housing. The Company will reimburse Employee for the costs of up to twelve (12) roundtrips to and from Dallas/Fort Worth, Texas to the RTP area during the one year transition period following the Commencement Date, provided that appropriate documentation is provided for reimbursement of reasonable travel expenses consistent with the Company’s current travel policy, including airfare, lodging, car rental and meals. Additionally, during the twelve (12) month period following the Commencement Date, the Company will incur the costs for temporary housing expenses in the RTP area not to exceed $2,500 per month.

(i) Life Insurance. During the Term, Company shall pay Employee’s cost, or at Employee’s election reimburse Employee for the cost required, to purchase term life insurance in the face amount of $652,800 to be effective as of the Effective Date or as soon thereafter as is reasonably practicable. The term of the policy will be for ten (10) years, with an annual payment term. The Company will pay the premium during the term of the agreement and any period during which Employee is receiving payments following separation from service under Section 6.

(j) Laptop. During the twelve (12) month period following the Commencement Date, the Company will provide Employee with a laptop computer, docking station and extra monitor to support his working remotely during such period.

4. EMPLOYMENT AT WILL; TERMINATION. Subject to the terms of Section 6 of this Agreement, Employee’s employment pursuant to this Agreement shall continue until terminated by either party. Employee’s employment with the Company is at-will, and either party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice.

5. EFFECT OF TERMINATION. Upon termination of Employee’s employment hereunder by either party regardless of the cause or reason, the Company shall pay Employee only accrued, unpaid wages through the termination date. Such final payment, less any withholdings required by law or properly requested by Employee, shall be made on the next regular payday of the Company following the termination, in accordance with the Company’s normal payroll procedures. Except as otherwise provided in Section 6 of this Agreement, no other payments, benefits or other remuneration shall be due or payable to Employee.

6. SEVERANCE PROVISIONS.

(a) Definitions. For the purposes of this Section 6, the following terms shall be defined as set out below:

i. “Base Salary” shall mean Employee’s then current annual Base Salary.

ii. “Cause” shall be determined in good faith by the Board and shall mean:

a. Employee’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Employee is charged, or that involves moral turpitude;

b. Any act of theft, fraud or embezzlement, or any other willful misconduct or materially dishonest behavior by Employee;

c. Employee’s failure or refusal to perform his reasonably-assigned duties, provided that such failure or refusal is not corrected as promptly as practicable, and in any event within ten (10) calendar days after Employee shall have received written notice from the Company stating the nature of such failure or refusal;

d. Employee’s willful or material violation of any of his obligations contained in any agreement between Employee and the Company, including but not limited to Confidentiality and Assignment of Inventions Agreement and Non-Competition Agreement executed by Employee or material violation of any policies in the Company’s Employee Handbook; and/or

e. Conduct by Employee that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement that results or that may result, as determined by the Company, in material harm to the Company, including harm to its reputation.

iii. A “Change In Control” shall be deemed to have occurred upon the consummation of a merger or consolidation in which the shareholders of the Company immediately prior to the merger or consolidation cease to own at least fifty percent (50%) of the combined entity immediately following the merger or consolidation; a sale of all or substantially all of the assets of the Company; the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of the Company, if, after such acquisition, such individual, entity or group owns more than fifty percent (50%) of either (A) the then-outstanding common stock of the Company or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors; or during any period of 12 consecutive months, a majority of the members of the board of directors of the Company cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board.

iv. “Disability” shall mean Employee’s inability due to a physical or mental impairment to perform the essential functions of his job, with or without reasonable accommodation, for a period of at least ninety (90) consecutive or non-consecutive days in any twelve (12) month period.

v. “Effective Release” is defined as a general release of claims in favor of the Company in a form reasonably acceptable to the Company’s counsel that is executed after the Separation Date and within any consideration period required by applicable law and that is not revoked by Employee within any legally-prescribed revocation period; provided, however, a release shall not be considered an Effective Release unless, in addition to the foregoing conditions, the release is executed and not revoked, and the legally-prescribed revocation period ends by the sixtieth (60th) day following the Separation Date. Failure to provide and have in effect an Effective Release within the sixty (60)-day period following the Separation Date shall result in forfeiture of any benefits conditioned upon the existence of an Effective Release.

vi. “Good Reason” shall mean a material negative change to Employee in the service relationship with the Company as a result of one or more of the following conditions arising without the consent of Employee:

a. A decrease in Employee’s Base Salary of greater than or equal to twenty percent (20%) of the then Base Salary;

b. A material diminution in Employee’s authority, duties or responsibilities;

c. Subject to the relocation expectation as reflected in Section 2(b) of this Agreement, a material change in the geographic location at which Employee must perform services for the Company, not to include regular business travel; or

d. Any other action or inaction that constitutes a material breach of the terms of this Agreement by the Company.

Notwithstanding the forgoing, “Good Reason” shall not include an event or condition unless (A) Employee notifies the Company within ninety (90) days of the initial existence of one of the adverse events described above, (B) Employee provides the Company with at least thirty (30) days’ written notice of his intent to resign for Good Reason, and (C) the Company fails to correct the adverse event within thirty (30) days of such notice.

vii. “Separation from Service” shall mean Employee has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other interpretive guidance thereunder (“Section 409A”) from the Company and will not perform any additional services after a certain date for the Company (or a related entity) or that the level of bona fide services (whether performed as an employee or as a contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether performed as an employee or as a contractor) over the immediately preceding 36-month period (or, if less, the period the employee has rendered service to the Company).

viii. “Separation Date” shall mean the date that Employee has a Separation from Service from the Company.

(b) Compensation upon Separation without “Cause” or for “Good Reason.” Upon Separation from Service by the Company without Cause or by Employee for Good Reason, conditioned upon the existence of an Effective Release and Employee’s continued compliance with the Restrictive Covenants Agreements and the terms thereunder, and subject to Section 8, Employee shall be entitled to, in lieu of any other separation payment or severance benefit:

i. Payment of an amount equal to twelve (12) months of his Base Salary, minus applicable withholdings required by law or authorized by Employee, to be paid in installments pursuant to the Company’s standard payroll practices and procedures, during the period beginning on the Company’s next regular pay day occurring sixty (60) days following the Separation Date and ending on the twelve (12) month anniversary of the Separation Date; and

ii. Vesting of the remaining options in the then current vesting year of any and all granted options to purchase Company common stock on the Separation Date, such options requiring exercise within ninety (90) days of the Separation Date and pursuant to the other terms and conditions of the applicable Company incentive award plan and individual award agreement.

iii. Conditioned on Employee’s proper and timely election to continue his health insurance benefits under COBRA after the Separation Date, reimbursement of Employee’s applicable COBRA premiums for the lesser of eighteen (18) months following the Separation Date or until Employee becomes eligible for insurance benefits from another employer; provided, that the Company may discontinue the benefits under this paragraph and make a lump sum payment in lieu thereof to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums or other amounts by the Company under the Patient Protection and Affordable Care Act of 2010, as amended. Such lump sum payment shall be equal to the product of the current COBRA premium paid by the Company times the number of months remaining in the eighteen (18) month period if Employee is not at the time of the lump sum payment eligible for insurance benefits from another employer.

(c) Compensation upon Separation due to Change in Control. Upon Separation from Service by the Company without Cause or by Employee for Good Reason within six (6) months after a Change in Control, and conditioned upon the existence of an Effective Release and Employee’s continued compliance with the Restrictive Covenants Agreements and the terms thereunder, Employee shall be entitled to, in lieu of any other separation payment or severance benefit (including but not limited to the severance benefits provided for in Section 6(b) hereof):

i. Payment of an amount equal to twelve (12) months of his Base Salary, minus applicable withholdings required by law or authorized by Employee, to be paid in installments pursuant to the Company’s standard payroll practices and procedures during the period beginning on the Company’s next regular pay day occurring sixty (60) days following the Separation Date and ending on the twelve (12) month anniversary of the Separation Date; and

ii. Accelerated vesting of the remaining unvested portion of any and all granted options to purchase Company common stock on the Separation Date, such options requiring exercise within ninety (90) days of the Separation Date and pursuant to the other terms and conditions of the Novan Inc. 2008 Stock Plan and Employee’s Notice(s) of Stock Option Grant.

iii. Conditioned on Employee’s proper and timely election to continue his health insurance benefits under COBRA after the Separation Date, reimbursement of Employee’s applicable COBRA premiums for the lesser of eighteen (18) months following the Separation Date or until Employee becomes eligible for insurance benefits from another employer; provided, that the Company may discontinue the benefits under this paragraph and make a lump sum payment in lieu thereof to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums or other amounts by the Company under the Patient Protection and Affordable Care Act of 2010, as amended. Such lump sum payment shall be equal to the product of the current COBRA premium paid by the Company times the number of months remaining in the eighteen (18) month period if Employee is not at the time of the lump sum payment eligible for insurance benefits from another employer.

(d) Other Separation from Service. Notwithstanding any Change in Control, upon Separation from Service by Employee other than for Good Reason or due to Employee’s death or Disability, or by the Company for Cause, Employee shall not be entitled to additional compensation under this Agreement beyond that earned and accrued as of the Separation Date.

7. SECTION 409A.

(a) The parties hereby acknowledge and agree that all benefits or payments provided by the Company to Employee pursuant to this Agreement are intended either to be exempt from Section 409A of the Code, or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance and to incorporate the terms and conditions required by Section 409A. If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, notwithstanding any provision of this Agreement to the contrary, the Company reserves the right (without any obligation to do so or to indemnify Employee for failure to do so) to (i) adopt such amendments to this Agreement and or adopt such other policies and procedures, including amendments, policies and procedures with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to the Company or any of its affiliates, employees or agents.

(b) If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c) If any severance compensation or other benefit provided to Employee pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Employee is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). Amounts payable under this Agreement shall be deemed not to be “nonqualified deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to Employee in a lump sum on the New Payment Date.

8. EXCESS PARACHUTE PAYMENTS.

(a) If any payments or benefits received or to be received by Employee pursuant to this Agreement, including those made in connection with or contingent on a change in ownership or control, (collectively, the “Company Payments”) would be deemed to be an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), and if the Company has no publicly-traded stock, the Company, with the consent of Employee, will use commercially reasonable efforts to obtain “shareholder approval” within the meaning of Section 280G(b)(5) of the Code of such payments or benefits in order to exempt such payments or benefits from being considered an Excess Parachute Payment. Employee’s consent to shareholder approval shall include a waiver by Employee of any such payments or benefits that are not approved by the shareholders. If Employee does not consent to subjecting such payments or benefits to shareholder approval, then, at Company’s election, such payments under this Agreement shall either be paid in full or reduced to the extent necessary to avoid being considered an Excess Parachute Payment, based upon Company’s determination, in its sole discretion, as to which alternative results in the better tax consequences for Employee.

(b) If the Company has publicly traded stock, then Employee will be entitled to receive either (i) the full amount of the Company Payments, or (ii) a portion of the Company Payments having a value equal to $10 less than three (3) times Employee’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee on an after-tax basis, of the greatest portion of the Company Payments. Any determination required under this Section 8 shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and Employee. For purposes of making any calculation required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction of the Company Payments pursuant to this Section 8, such reduction shall occur in the following order: (A) any cash severance payable by reference to Employee’s Base Salary or Annual Bonus, (B) any other cash amount payable to Employee, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award.

9. NOTICES. Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereto entitled, by messenger, by fax or by over-night delivery service or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage pre-paid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

If to Employee:	Brian Johnson
1616 Bryon Nelson Parkway
Southlake, Texas 76092

If to the Company:	Novan, Inc.
4222 Emperor Boulevard
Suite 200
Durham, NC 27703
(Fax) (919) 237-9212
Attn: Chief Financial Officer

The notice shall be deemed to be received, if sent per subsection (a), on the date of its actual receipt by the party entitled thereto and, if sent per subsection (b), on the third day after the date of its mailing.

10. RETURN OF COMPANY PROPERTY. Upon Employee’s Separation from Service from the Company for any reason, Employee shall return to Company all personal property belonging to Company (“Company Property”) that is in Employee’s possession or control as of the date of such Separation from Service, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such Company Property contains confidential information belonging to the Company. Such Company Property shall be returned in the same condition as when provided to Employee, reasonable wear and tear excepted.

11. EMPLOYEE REPRESENTATIONS.

(a) Employee represents that his performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee represents that he has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

(b) Employee understands as part of the consideration for this Agreement and for Employee’s employment or continued employment by the Company, that Employee has not brought and will not bring with Employee to the Company, or use in the performance of Employee’s duties and responsibilities for the Company or otherwise on its behalf, any materials or documents of a former employer or other owner which are generally not available to the public, unless Employee has obtained written authorization from the former employer or other owner for their possession and use and has provided the Company with a copy thereof.

(c) Employee understands that during his employment for the Company he is not to breach any obligation of confidentiality that Employee has to a former employer or any other person or entity and agrees to comply with such understanding.

12. INDEMNIFICATION. Employee agrees to indemnify and hold harmless the Company, its directors, officers, agents and employees against any liabilities and expenses, including amounts paid in settlement, incurred by any of them in connection with any claim by any of Employee’s prior employers that the termination of Employee’s employment with such employer, Employee’s employment by the Company, or use of any skills and knowledge by the Company is a violation of contract or law or otherwise violates the rights thereof.

13. SEVERABILITY. Employee hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.

14. WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

15. AFFILIATES; ASSIGNMENT; BINDING EFFECT. The term “Company” shall also include any of the Company’s subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Employee may not assign any of his rights or delegate any of his duties under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns.

16. ENTIRE AGREEMENT. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, the Offer Letter, any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by each of the parties hereto.

17. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to that body of law known as choice of law. Any litigation under this Agreement shall be brought by either party exclusively in Durham County, North Carolina. As such, the parties irrevocably consent to the jurisdiction of the courts in Durham County, North Carolina (whether federal or state) for all disputes related to this Agreement.

18. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first above written.

NOVAN, INC.

/s/ Nathan Stasko
NATHAN STASKO
President and Chief Executive Officer

EMPLOYEE

/s/ Brian Johnson
BRIAN JOHNSON

13